                                                                      EXHIBIT 12

                              AMPHENOL CORPORATION

                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                               AMPHENOL HISTORICAL
                                                 ----------------------------------------------------
                                                            YEAR ENDED DECEMBER 31,
                                                 ----------------------------------------------------
                                                   2001       2000       1999       1998       1997
                                                 --------   --------   --------   --------   --------
Income from continuing
  operations before income taxes
  and extraordinary items ...........            $135,355   $173,218   $ 76,170   $ 63,983   $ 87,174
Non-recurring acquisition expenses                     --         --         --         --      2,500
Undistributed earnings of
  investments .......................                  --         --         --         --         --
                                                 --------   --------   --------   --------   --------
                                                  135,355    173,218     76,170     63,983     89,674
                                                 --------   --------   --------   --------   --------
Fixed charges:
  Interest ..........................              56,099     61,710     79,297     81,199     64,713
  Other financing fees ..............               3,888      5,527      3,851      4,121      3,671
  Appropriate portion of rentals
  representative of the interest
  factor ............................               5,582      5,804      5,298      4,642      3,832
                                                 --------   --------   --------   --------   --------
  Total fixed charges ...............              65,569     73,041     88,446     89,962     72,216
                                                 --------   --------   --------   --------   --------
Earnings from continuing operations
  before undistributed earnings of
  investments, income taxes, fixed
  charges and extraordinary items ...            $200,924   $246,259   $164,616   $153,945   $161,890
                                                 ========   ========   ========   ========   ========
Ratio of earnings to fixed charges                   3.1x       3.4x       1.9x       1.7x       2.2x
                                                 ========   ========   ========   ========   ========